AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2001

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------
                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

DELAWARE                              3841                            51-0317849
(State or other jurisdiction    (Primary Standard               (I.R.S. Employer
of incorporation or                 Industrial            Identification Number)
organization)               Classification Code Number)

                              311 ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 275-0500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -------------------
                              JOHN B. HENNEMAN, III
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                              311 ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 275-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
       PETER M. LABONSKI, ESQ.                   PETER H. JAKES, ESQ.
          LATHAM & WATKINS                       DAVID K. BOSTON, ESQ.
    885 THIRD AVENUE, SUITE 1000               WILLKIE FARR & GALLAGHER
          NEW YORK, NY 10022                      787 SEVENTH AVENUE
           (212) 906-1200                         NEW YORK, NY 10019
                                                    (212) 728-8000
                               -------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [X] 333-62176

If this form is a Post-Effective Amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.
--------------------------------------------------------------------------------
                                   PROPOSED       PROPOSED
                                    MAXIMUM       MAXIMUM          AMOUNT
   TITLE OF           AMOUNT       OFFERING      AGGREGATE           OF
  SECURITIES          BEING          PRICE        OFFERING      REGISTRATION
TO BE REGISTERED    REGISTERED     PER SHARE       PRICE            FEE
--------------------------------------------------------------------------------
Common Stock,       747,500         $25.50      $19,061,250       $4,765.31
$0.01 par
value per
share
--------------------------------------------------------------------------------

                EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement, filed pursuant to the Securities Act of 1933, as amended (the "Act"), and Rule 462(b) promulgated thereunder, hereby incorporates by reference all of Part I and Part II of the Registrant's registration statement on Form S-3, including all amendments and exhibits thereto, declared effective on August 7, 2001 (Registration No. 333-62176). The Registrant is filing this Registration Statement to register 747,500 shares of its common stock, $0.01 par value per share.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.
================================================================================

                                   SIGNATURES


Under the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainsboro, State of New Jersey, on August 8, 2001.



                                                 INTEGRA LIFESCIENCES HOLDINGS
                                                 CORPORATION
                                                 By: /s/ JOHN B. HENNEMAN, III
                                                 -------------------------------

                                                 John B. Henneman, III
                                                 Senior Vice President,
                                                 Chief Administrative Officer


Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          SIGNATURE                      TITLE                       DATE
-----------------------------  ---------------------------       -------------

                                  President, Chief Executive    August 8, 2001
                         *        Officer and Director
-----------------------------
Stuart M. Essig

                                  Executive Vice President,     August 8, 2001
                                  Chief Operating Officer
                         *        and Director
-----------------------------
George W. McKinney, III, Ph.D.

                         *        Senior Vice President,        August 8, 2001
                                  Finance
-----------------------------
David B. Holtz

                         *        Chairman and Director         August 8, 2001
-----------------------------
Richard E. Caruso, Ph.D

                         *        Director                      August 8, 2001
-----------------------------
James M. Sullivan

                         *        Director                      August 8, 2001
-----------------------------
Keith Bradley, Ph.D.

                         *        Director                      August 8, 2001
----------------------------
Neal Moszkowski


                                     /s/ JOHN B. HENNEMAN, III
                                     ----------------------------
                                     *By: John. B. Henneman, III
                                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


Exhibit No.                    Description
------------                   ------------
 5.1 Opinion of Latham & Watkins as to the legality of the securities being registered hereunder

23.1 Consent of Latham & Watkins (contained in their opinion filed as Exhibit 5.1)

23.2 Consent of PricewaterhouseCoopers LLP, independent accountants

24.1 Power of Attorney (included on the signature page to Registrant's earlier effective registration statement on Form S-3 (Registration No. 333-62176))